UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2010

PALM HARBOR HOMES, INC.

(Exact name of Registrant as Specified in Charter)

Florida	0-24268	59-1036634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15303 Dallas Parkway

Suite 800

Addison, Texas 75001-4600

(972) 991-2422

(Address, including zip code, and telephone numbers,

including area code, of principal executive offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 7, 2010, Palm Harbor Homes, Inc. (the “Company”) issued a press release notifying shareholders that it has postponed the upcoming reconvened annual meeting of the Company scheduled for 10:00 a.m. on October 11, 2010. The meeting will now be held at 10:00 a.m. on November 1, 2010 at the Company’s executive offices located at 15303 Dallas Parkway, Suite 800, Addison, TX 75001. Originally, the annual meeting was adjourned to provide more time to solicit additional votes for proposal two which allows the amendment and restatement of the Company’s Second Amended and Restated Articles of Incorporation (the “Proposal”). As presented at the annual meeting, the Proposal would increase the number of authorized shares of common stock to 100,000,000 from 50,000,000, and the number of authorized shares of preferred stock to 25,000,000 from 2,000,000.

The Company listened to the concerns of its shareholders regarding the Proposal and based on their input, the Company has decided to amend the Proposal by removing the proposed increase in the number of authorized shares of preferred stock. As such, the amended proposal (the “Amended Proposal”) would increase the number of authorized shares of common stock to 100,000,000 from 50,000,000.

At the annual meeting, the shareholders overwhelmingly approved the Company’s Shareholder Rights Plan. The Company has reserved shares of common stock for issuance under that plan. As a result, the Company has no shares available for issuance. The additional shares of common stock the Company is asking shareholders to authorize would be available for the purpose of raising much needed additional equity, or for use as consideration in transactions involving third parties or its bondholders. Additionally, by increasing the authorized number of shares of common stock available for issuance, the Company will have the flexibility needed for other corporate purposes such as stock splits or dividends or issuance under employee benefit plans.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit	Title

99.1	Press Release of Palm Harbor Homes, Inc. dated October 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2010	PALM HARBOR HOMES, INC.

/s/ Kelly Tacke
Kelly Tacke
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Title

99.1	Press Release of Palm Harbor Homes, Inc. dated October 7, 2010